Credit Suisse Asset Management Income Fund
10f-3 Transactions
"For the Period July 1, 2004 through December 31, 2004"


Date	Security	Broker 		Price 	Par (000)	Principal Amount	% of Offering	Syndicate Member

*   	   	   		   	   	   	   	<c>	   **
07/23/04	Duane Reade Inc. 144A	Banc of America Securities LLC		100	 400 	" 400,000 "	0.2100%	CSFB


07/30/04	PanAmSat Corp. 144A	Citigroup Salomon Brothers		100	 200 	" 200,000 "	0.0200%	CSFB


08/12/04	Qwest Corp. 144A	Goldman Sachs and Co.		98.67	 500 	" 493,350 "	0.0900%	CSFB


08/12/04	THL Buildco (Nortek Inc.) 144A	UBS Warburg Dillon-Paine Webber		100	 240 	" 240,000 "	0.0400%	CSFB


08/13/04	Rainbow National Services LLC 144A	Banc of America Securities LLC		99.27	 250 	" 248,175 "	0.0800%	CSFB


10/22/04	Advanced Micro Devices 144A	Citigroup Salomon Brothers		100	 500 	" 500,000 "	0.0800%	CSFB


11/09/04	Flextronics International LTD 144A	Deutsche Banc Alex Brown Inc.		100	 500 	" 500,000 "	0.1000%	CSFB


11/15/04	Koppers Industry Inc. 144A	UBS Warburg Dillon-Paine Webber		61.81	 600 	" 370,848 "	0.3000%	CSFB


11/30/04	WDAC Subsidiary Corp. 144A	JPMorgan Chase Manhattan Bank		100	 250 	" 250,000 "	0.1300%	CSFB


12/15/04	Goodman Global Holdings 144A	UBS Warburg Dillon-Paine Webber		100	 250 	" 250,000 "	0.0600%	CSFB



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